UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

YEW BIO-PHARM GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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YEW BIO-PHARM, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 26, 2013

To Our Shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) of Yew Bio-Pharm Group, Inc., a Nevada corporation (individually, “YBP” and, collectively with its wholly-owned subsidiaries and variable interest entity, the “Company”, “we”, “us” or “our”), which will be held at our offices located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148, at 10:00 a.m. local time on June 26, 2013, for the purposes of considering and voting upon the following matters:

1.	a proposal to elect three (3) directors to our Board of Directors (the “Board”) for a term of one year each; and
2.	a proposal to ratify the appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

These matters are described more fully in the proxy statement accompanying this notice (the “Meeting Notice”).

Our shareholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the shareholders at the 2013 Annual Meeting.

The Board has fixed the close of business on April 29, 2013 as the record date (the “Record Date”) for determining those shareholders who will be entitled to notice of and to vote at the 2013 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2013 Annual Meeting.

Shareholders entitled to vote at the 2013 Annual Meeting may attend in person or via a live webcast on the Internet at www.virtualshareholdermeeting.com/YEW2013.

In accordance with rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials to our shareholders over the Internet, rather than mailing paper copies of the materials to each shareholder.  If you received a Notice Regarding the Availability of Proxy Materials (an “Access Notice”), by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Access Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Access Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received this Meeting Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Access Notice.

This Meeting Notice is being mailed to our shareholders on or about May 10, 2013 and the Access Notice is being sent by e-mail to our shareholders who have opted for such means of delivery on or about May 10, 2013.

Representation of at least a majority in voting interest of our common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2013 Annual Meeting. Accordingly, it is important that your shares be represented at the 2013 Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2013 ANNUAL MEETING, PLEASE VOTE BY ONE OF THE FOLLOWING METHODS:

•	vote by mail by returning the proxy card marked, signed and dated to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•	vote by Internet at www.proxyvote.com; or
•	vote by phone by dialing 1-800-690-6903.

Your proxy may be revoked at any time prior to the time it is voted at the 2013 Annual Meeting by following the procedures described in this proxy statement.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors, Zhiguo Wang President and Chief Executive Officer
April 30, 2013
Las Vegas, Nevada

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 26, 2013:
THIS PROXY STATEMENT AND THE 2012 ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT:
http://www.materials.proxyvote.com/98584C

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF SHAREHOLDERS
OF YEW BIO-PHARM, INC.

To Be Held on June 26, 2013

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”), which will be held at 10:00 a.m. local time on June 26, 2013 at our offices located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Shareholders (the “Meeting Notice”).

Shareholders entitled to vote at the 2013 Annual Meeting may attend in person or via a live webcast on the Internet at www.virtualshareholdermeeting.com/YEW2013. Shareholders may vote and submit questions while attending the Annual Meeting in person or on the Internet. For those shareholders who wish to attend the 2013 Annual Meeting via the Internet, please have your 12-digit Control Number (found on your proxy) available to enter the webcast.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on June 26, 2013:

This proxy statement and the 2012 Annual Report to Shareholders (the “2012 Annual Report”)
are available at http://www.materials.proxyvote.com/98584C

We will, upon written or oral request of any shareholder, furnish copies of our 2012 Annual Report to Shareholders (the "2012 Annual Report"), except for exhibits, without charge. Please address all such requests to us at Yew Bio-Pharm Group, Inc. Attention: Secretary, or telephone us at (702) 487-4683.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing the proxy materials, including this proxy statement, our 2012 Annual Report, which incorporates our Annual Report on Form 10-K (the “2012 10-K”) and the proxy card for the 2013 Annual Meeting, to our shareholders of record as of the Record Date via the Internet. A Notice Regarding the Availability of Proxy Materials (an "Access Notice") is being sent by mail, or e-mail to our shareholders who have opted for such means of delivery, on or about May 10, 2013. The Access Notice contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail.

There are three ways to vote by proxy in advance of the 2013 Annual Meeting:

•	vote by mail by returning the proxy card marked, signed and dated to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•	vote by Internet at www.proxyvote.com; or
•	vote by phone (toll-free in the United States) by dialing 1-800-690-6903.

 Voting in advance of the 2013 Annual Meeting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on June 25, 2013.  You may also vote over the Internet (but not by telephone) during the 2013 Annual Meeting.

If you received a paper copy of these proxy materials, which are first being delivered or mailed to shareholders on or about May 10, 2013, included with such copy is a proxy card or a voter instruction card for the 2013 Annual Meeting.

Your proxy may be revoked by you at any time prior to the time it is voted at the 2013 Annual Meeting. You may vote in person or via the Internet during the 2013 Annual Meeting if you wish, whether or not you have previously voted by proxy by one of the methods described above.

The 2012 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

The Company’s executive offices are located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148 and its telephone number at that location is (702) 487-4683.

VOTING RIGHTS AND SOLICITATION

The close of business on April 29, 2013 was the record date (the “Record Date”) for shareholders entitled to notice of and to vote at the 2013 Annual Meeting. As of the Record Date, we had 50,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock, issued and outstanding. All of the shares of our common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2013 Annual Meeting. Holders of common stock of record entitled to vote at the 2013 Annual Meeting will have one vote for each share of common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2013 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the common stock outstanding and entitled to vote at the 2013 Annual Meeting shall constitute a quorum for the transaction of business at the 2013 Annual Meeting. The voting interest of shares of the common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2013 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), shareholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Nevada law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Nevada law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Brokers do not have discretionary authority to vote on this proposal.

In voting with regard to the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2), shareholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Nevada law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Nevada law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2013 Annual Meeting in accordance with the shareholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal One and Proposal Two.

Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth in this proxy statement and in the Meeting Notice accompanying this proxy statement. If other matters should properly come before the 2013 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any shareholder has the right to revoke his, her or its proxy at any time before it is voted at the 2013 Annual Meeting by giving written notice to our Secretary and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2013 Annual Meeting and voting in person or over the Internet.

The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

As currently in effect, our bylaws provide that the Board shall consist of not less than three nor more than seven directors. The Board currently consists of three members. The Board has set the number of directors at three and has nominated three individuals for election as directors at the 2013 Annual Meeting. Our directors are elected by our shareholders at each annual meeting of shareholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no other relationships among any of our current directors, the nominees for directors and our executive officers; except that two of our directors, Zhiguo Wang and Guifang Qi, are husband and wife.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of each of the nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been nominated by the Board. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of shareholders to be held in 2014 or until a successor has been duly elected and qualified, or until their earlier resignation or removal.

In the event that a nominee is unable or declines to serve as a director at the time of the 2013 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of April 29, 2013 regarding the nominees for election as directors:

Name	Age	Position
Zhiguo Wang	50	Chief Executive Officer, President, Secretary and Chairman of the Board
Guifang Qi	50	Treasurer-YBP and Director
Xingming Han	48	General Manager-HDS and Director

Biographical Information Regarding Directors

Zhiguo Wang has been the President and Chairman of the Board of YBP since it was incorporated in November 2007, and has been the Secretary of YBP since January 2010. Mr. Wang founded our company in 1996 and has served as General Manager of our variable interest entity, Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), since its inception. Since August 2007, Mr. Wang has served as executive director of the China National Forest Industry Association. In January 2007, he was elected to the first board of directors by the Heilongjiang Province Pharmaceutical Professional Association. In August 2007, he was elected Executive Director of the China National Forest Industry Association. In December 2010, Mr. Wang was elected vice chairman of the Heilongjiang Province Forestry Industry Association. Mr. Wang is also involved in the management of other businesses, including Yew Pharmaceutical Co., Ltd. (“Yew Pharmaceutical”), Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”) and Zishan Technology Co., Ltd. (“ZTC”). He currently devotes approximately 71% of his time, or 120 hours per month, on average, to the Company’s business. Mr. Wang graduated from Northeast Forestry University, located in Harbin, for both his undergraduate and graduate degrees. Mr. Wang is the husband of Guifang Qi.

Guifang Qi has been the Treasurer of YBP since May 2010 and a director of YBP since December 2010. Since 1997, she has also served as Vice General Manager of HDS in charge of purchasing and suppliers. Madame Qi graduated from Mudanjiang Forestry School, located in Mudanjiang, Heilongjiang Province, where she majored in forestry. Madame Qi is the wife of Zhiguo Wang.

Xingming Han has been a director of YBP since May 2010. From 2000 to 2009, he has also served as Vice General Manager of HDS, and since 2009 as the General Manager of HDS, in charge of manufacturing. He also served as the General Manager of Yew Pharmaceutical from 2008 to 2010. Mr. Han graduated from Harbin Architectural Engineering College in Harbin. In December 2006, he received the qualification of China Senior Business Manager.

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business. None of our directors presently serves as a director of any other public companies.

Each of our director’s primary qualification to serve as such involves his or her extensive experience with different aspects of yew tree technology, cultivation, engineering and/or project management.

Mr. Wang is the founder of the Company, and formally educated and trained as an Engineer in Forestry and a Senior Engineer of Pharmaceutical Engineering. His specific experience, qualifications, attributes and skills that led to the conclusion that he should serve as a director of the Company include the following. From 1984 to 1995, Mr. Wang developed and created the first artificial yew forest in the world, for which he received the Second Scientific and Technological Progress Award for Heilongjiang Province in 1995. In 2002, Mr. Wang took part in, and took charge of, the research and development of Dakesu, which was a project in the scientific and technological development program of Ministry of Science and Technology under the PRC’s Tenth Five-Year Plan. In 2005, Mr. Wang took part in, and took charge of, the pre-clinical research of the new anti-cerebral ischemia marine vaccine “Maitong” which was a project of the 863 Program under the PRC’s Tenth Five-Year Plan. On January 18, 2006, this project passed the check and acceptance of the Ministry of Science and Technology. In 2006, Mr. Wang took part in, and took charge of, clinical research of the sea cucumber polysaccharide vaccine, which was also an 863 Program under the PRC’s Eleventh Five-Year Plan”. In 2006, the extract from plants of taxus species and the extracting method and the application of the extract (taxus injection solution) researched and developed by Mr. Wang received a patent issued by SIPO.

Mr. Wang has received numerous awards for his work in yew tree development, cultivation and cloning, and related fields. Among them, in 2002, he received the gold award of Century Cup in Academic Exchange Conference about China’s Entry Into WTO, High and New Pharmaceutical Technology and Chinese Traditional Medicine Development. On December 28, 2007, he was granted “Contribution Award of Guangcai Program and Land Forestation” by Ministry of Forestry, All-China Federation of Industry and Commerce and China Society for Promotion of Guangcai Program.

The specific experience, qualifications, attributes and skills that led to the conclusion that Madame Qi should serve as a director of the Company include her background as a technician in the Weihe Forestry Administration, located in Heilongjiang Province, the province where the Company’s operations are located. Additionally, Madame Qi was an integral part of an asexual cultivation and cloning technology of the yew trees project from 1984 to 1995. She was in charge of project organization and implementation, and as well as documenting the auditing and result analysis of the project, giving her specific experience in the Company’s patent technologies, in-depth knowledge of yew tree production technology and yew tree production costs controls.

The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Han should serve as a director of the Company include his education in civil engineering and prior experience at Harbin Shangzhi Yimiaonpo Construction Company, or Yimiaonpo, where his responsibilities included engineer, vice general manager and project manager. During his tenure at Yimiaonpo, Mr. Han was in charge of overall construction project progress, project safety, and quality and cost controls. Mr. Han was responsible for establishing the national revitalizing Northeast old industrial base for breeding and industrializing yew forest for medical use project in 2005 and he successfully led the project to pass national inspections. Mr. Han has developed, organized and implemented a number of yew tree related projects at Harbin city and Heilongjiang provincial levels, which projects have passed governmental inspections.

Involvement in Certain Legal Proceedings

None of our directors and officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

CORPORATE GOVERNANCE

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act and an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We do not have standing audit, compensation and corporate governance committees, or committees performing similar functions. Our Board, as a whole, handles the matters usually addressed by such committees. All of our directors are also executive officers of the Company.

At this time, we have not adopted corporate governance guidelines, a code of business conduct, a code of ethics or a related party transaction policy. We anticipate that as we become more familiar with the obligations of U.S. public companies, we will implement appropriate corporate governance structures to comply with SEC and/or stock exchange requirements that would be applicable to us at such time.

We maintain a corporate website and post our SEC filings on a page of that website. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the SEC.

Board of Directors

Director Independence

The Board currently consists of three members, none of whom meets the independence requirements of the Nasdaq Stock Market as currently in effect.

Meetings of the Board

The Board held four meetings and acted by written consent seven times during 2012. Each of the directors attended 75% or more of the aggregate number of meetings of the Board in 2012.

Each of our directors is encouraged to attend the Company’s annual meeting of shareholders and to be available to answer any questions posed by shareholders to such director. Because the Board will hold one of its regular meetings following our annual meeting of shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board will be present for the 2013 Annual Meeting.

Board Leadership

Our Company is led by Zhiguo Wang, who has served as both our Chief Executive Officer and Chairman of the Board since our incorporation in 2007. Our Board leadership structure is the traditional one most commonly utilized by other public companies in the United States, and we believe that this leadership structure has been effective for our Company. We believe that having a combined Chief Executive Officer/Chairman of the Board provides the right form of leadership and balance for our Company, given our small size. This structure provides us with a single leader for our company to ensure continuity of our operational, executive and Board functions.

Communications with the Board

Shareholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Yew Bio-Pharm Group, Inc., 294 Powerbilt Avenue, Las Vegas, Nevada 89148, or by e-mail to shareholdercommunications@yewchina.com.

Recommendation of the Board

The Board unanimously recommends that shareholders vote FOR the election of each of the nominees identified above.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed the firm of MaloneBailey, LLP (“MaloneBailey”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and such appointment is being submitted to our shareholders for ratification at the 2013 Annual Meeting.  MaloneBailey is considered by our management to be well qualified. If the shareholders do not ratify the appointment of MaloneBailey, the Board will reconsider the appointment.

Audit and Other Fees

The firm of Albert Wong & Co. (“Wong”) served as our independent registered public accounting firm through December 31, 2012. Since December 31, 2012, MaloneBailey has served as our independent registered public accounting firm. The following table summarizes the fees charged by Wong and MaloneBailey for the services rendered to the Company during their respective terms of engagement in 2011 and 2012:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2011	Fiscal Year 2012
Audit (1)	$55,000	$65,000
Audit Related	0	0
Tax (2)	0	4,000
All Other	0	0
Total	$55,000	$69,000

(1)	Represents aggregate fees charged by Wong and MaloneBailey for their respective annual audits and quarterly reviews.
(2)	Represents aggregate fees charged by Wong for professional services for tax compliance and preparation, tax consulting and advice, and tax planning.

The Board has determined that Wong’s provision of non-audit related services in exchange for fees in the 2012 fiscal year was compatible with maintaining its independence.

Representatives of MaloneBailey will be present at the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Recommendation of the Board

The Board unanimously recommends that shareholders vote FOR the proposal to ratify the appointment of MaloneBailey as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 29, 2013:

Name	Age	Position
Zhiguo Wang	50	Chief Executive Officer, President, Secretary and Chairman of the Board
Adam Wasserman	48	Chief Financial Officer
Guifang Qi	50	Treasurer-YBP and Director
Xingming Han	48	General Manager-HDS and Director

Zhiguo Wang Zhiguo Wang has been the President and Chairman of the Board of YBP since the company was incorporated in November 2007, and has been the Secretary of YBP since January 2010. Mr. Wang founded our company in 1996 and has served as General Manager of HDS since its inception. See “Proposal 1—Election of Directors” for additional biographical information on Mr. Wang.

Adam Wasserman has been our chief financial officer since September 2011. He is chief executive officer for CFO Oncall, Inc. and CFO Oncall Asia, Inc., collectively referred to as CFO Oncall, in which he owns 80% and 60% of such businesses, respectively. CFO Oncall provides chief financial officer services to various companies. Currently, Mr. Wasserman also serves as the Chief Financial Officer of Oriental Dragon Corp since June 2010, Apps Genius Corp since January 2011, Cleantech Solutions International, Inc. since December 2012 and other U.S listed public companies. Mr. Wasserman also served as Chief Financial Officer for Gold Horse International, Inc. from July 2007 to September 2011, Cleantech Solutions International, Inc. in 2007 and 2008, Transax International Limited from May 2005 to December 2011, and other companies all under the terms of consulting agreements with CFO Oncall. Mr. Wasserman holds a Bachelor of Science in Accounting from the State University of New York at Albany. He is a member of The American Institute of Certified Public Accountants and is a director, treasurer and an executive board member of Gold Coast Venture Capital Association.

Guifang Qi has been the Treasurer of YBP since May 2010 and a director of YBP since December 2010. See “Proposal 1—Election of Directors” for additional biographical information on Madame Qi.

Xingming Han has been a director of YBP since May 2010. From 2000 to 2009, he has also served as Vice General Manager of HDS, and since 2009 as the General Manager of HDS, in charge of manufacturing. See “Proposal 1—Election of Directors” for additional biographical information on Mr. Han.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 29, 2013, the number of shares of our common stock owned of record and beneficially by all directors, executive officers and persons who beneficially own more than 5% of the outstanding shares of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Directors and Executive Officers:
Zhiguo Wang (2)(3) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	47,150,561	64.76%

Guifang Qi (2)(4) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	47,150,561	64.76%

Xingming Han(5) Door 3, Floor 7, Unit 2, vice No.23 Tongzhan Street Xiangfang District, Harbin City People’s Republic of China	426,600	*

Adam Wasserman 1643 Royal Grove Way Weston, FL 33327	0	0%

All Directors and Executive Officers as a group (4 persons)	47,577,161	65.35%

**	less than 1%

(1)
Percentage ownership is based on 72,805,512 shares of YBP common stock deemed outstanding on April 29, 2013, assuming exercise of all outstanding options issued to our directors in December 2012 (collectively, the “Founders’ Options”), all of which are exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Zhiguo Wang and Guifang Qi are husband and wife.

(3)
Consists of (i) 20,103,475 shares held by Mr. Wang; (ii) 2,488,737 shares held by Madame Qi; (iii) 1,966,137 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Mr. Wang disclaims beneficial ownership; (iv) 20,103,475 shares which are issuable upon exercise of the Founder’s Option issued to Mr. Wang, which option is exercisable within 60 days; and (v) 2,488,737 shares which are issuable upon exercise of the Founder’s Option issued to Madame Qi, which option is exercisable within 60 days.

(4)
Consists of (i) 2,488,737 shares held by Madame Qi; (ii) 20,103,475 shares held by Mr. Wang; (iii) 1,966,137 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Madame Qi disclaims beneficial ownership; (iv) 2,488,737 shares which are issuable upon exercise of the Founder’s Option issued to Madame Qi, which option is exercisable within 60 days; and (v) 20,103,475 shares which are issuable upon exercise of the Founder’s Option issued to Mr. Wang, which option is exercisable within 60 days.

(5)	Consists of (i) 213,300 shares held by Mr. Han; and (ii) 213,300 shares which are issuable upon exercise of the Founder’s Option issued to Mr. Han, which option is exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Section 16 officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Copies of these filings must be furnished to us. Based solely upon a review of the forms filed with the SEC by our Section 16 officers, directors and beneficial owners of more than 10% of our common stock, regarding their ownership of, and transactions in, our common stock and upon written representations from such persons that no additional forms were required, we believe that during the 2012 fiscal year, since the Company has become subject to the reporting requirements of the Exchange Act, all Section 16(a) reports were timely filed.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2012, 2011 and 2010. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Zhiguo Wang (1)	2012	20,412	—	—	1,980,690	—	—	—	2,001,102
President,	2011	15,757	—	—	—	—	—	—	15,757
Chief Executive Officer	2010	11,507	—	—	—	—	—	—	11,507

Adam Wasserman (2)	2012	96,000	—	—	—	—	—	—	96,000
Chief Financial Officer	2011	40,000	—	—	—	—	—	—	40,000
	2010	—	—	—	—	—	—	—	—

Guifang Qi (3)	2012	13,291	—	—	245,202	—	—	—	258,493
Treasurer, YBP and Vice	2011	11,586	—	—	—	—	—	—	11,586
General Manager, HDS	2010	9,146	—	—	—	—	—	—	9,146

Xingming Han (4)	2012	20,412	—	—	21,015	—	—	—	41,427
General Manager, HDS	2011	15,757	—	—	—	—	—	—	15,757
	2010	11,212	—	—	—	—	—	—	11,212

(1)	Zhiguo Wang’s fiscal 2012 compensation includes the grant date fair value of 20,103,475 founder’s option valued at $1,980,690, or $0.0985 per option, using the Black-Scholes option pricing model.

(2)	Adam Wasserman has served as CFO since September 1, 2011.

(3)	Guifang Qi’s fiscal 2012 compensation includes the grant date fair value of 2,488,737 founder’s options valued at $245,202, or $0.0985 per option, using the Black-Scholes option pricing model.

(4)	Xingming Han’s fiscal 2012 compensation includes the grant date fair value of 213,300 founder’s options valued at $21,015, or $0.0985 per option, using the Black-Scholes option pricing model.

Employment Agreements

We have entered into employment agreements with our Chinese executive officers in the form and with the provisions specified by the Harbin Labor and Social Security Bureau. The provisions of these agreements are not negotiable and do not vary other than providing the term, title and salary of the individual employee.

We had an employment agreement with Mr. Wang, pursuant to which he is employed in the capacity of Chief Executive Officer, for a term of three years, commencing May 9, 2009 and terminating on May 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through May 8, 2012. We entered into a new employment agreement with Mr. Wang for a three-year term, commencing May 10, 2012 and terminating on May 9, 2015. Mr. Wang’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Mr. Han, pursuant to which he is employed in the capacity of General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Mr. Han for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Mr. Han’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Madame Qi, pursuant to which she is employed in the capacity of Vice General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. Her contractually-provided compensation was RMB 4,500 per month for the entire term, although management increased her salary to RMB 7,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Madame Qi for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Madame Qi’s compensation under the new agreement is RMB 5,000 per month.

Effective September 1, 2011, Mr. Wasserman, through CFO Oncall Asia, Inc. ("CFO Oncall Asia"), entered into an agreement, ("the Wasserman Agreement"), with us providing for his appointment as our Chief Financial Officer of the Company for a period of one year. Pursuant to the Wasserman Agreement, Mr. Wasserman receives a salary of $96,000 per year, payable in equal monthly installments. Mr. Wasserman’s compensation is paid to CFO Oncall Asia, of which he serves as Chief Executive Officer and in which he is the majority shareholder. We continued to compensate Mr. Wasserman, through CFO Oncall Asia, on the same basis for the period September 1, 2012 through April 30, 2013. We have entered into a new agreement with CFO Oncall Asia dated April 30, 2013, on the same terms as the Wasserman Agreement, covering the period May 1, 2013 through April 30, 2014.

Outstanding Equity Awards at Fiscal Year-End

On December 13, 2012, at a special meeting of our shareholders (the “Special Meeting”), our shareholders approved the issuance of a stock purchase option (each, a “Founder’s Option” and collectively, the “Founders’ Options”) to Zhiguo Wang, Guifang Qi and Xingming Han (collectively, the “Founders”). Following the Special Meeting, the Board met on December 13, 2012 and, among other things, issued the Founders’ Options to the Founders.

The terms of each Founder’s Option are identical to each other except for the name of the optionee and the number of shares of the Company’s common stock subject to each such Founder’s Option. The principal terms of the Founders’ Options include the following:

●	each Founder’s Option is fully vested upon issuance;

●	each Founder’s Option is exercisable for a period of five years from the date of issuance;

●	each Founder’s Option is exercisable at $0.22 per share; and

●
each Founder’s Option has a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose to deliver previously-owned shares of YBP common stock in payment of the exercise price or not pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP common stock reflecting the value of the number of shares of YBP common stock equal to the difference, if any, between the aggregate fair market value of the shares issuable upon exercise of the Founder’s Option and the exercise price of the Founder’s Option.

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding at December 31, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Zhiguo Wang	20,103,475	—	—	0.22	12/13/2017	—	—	—	—
Guifang Qi	2,488,737	—	—	0.22	12/13/2017	—	—	—	—
Xingming Han	213,300	—	—	0.22	12/13/2017	—	—	—	—

We are authorized to issue up to 15,000,000 shares of common stock for grants under the Yew Bio-Pharm, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which was adopted by our Board of Directors on September 25, 2012 and approved by our shareholders at the Special Meeting on December 13, 2012. No grants have been made under the 2012 Plan to date.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Board of Directors and Director Compensation

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal. Officers are elected by and serve at the discretion of the Board. We do not currently have any independent directors. Our directors do not receive compensation for serving in such capacity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under a Cooperation and Development Agreement dated January 9, 2010 between us and Yew Pharmaceutical (the “Development Agreement”), we sell yew branches and leaves to Yew Pharmaceutical and Yew Pharmaceutical manufactures taxol-based TCM in accordance with the requirements of the Heilongjiang Food and Drug Agency (the “HFDA”). Yew Pharmaceutical produces the TCM at its own facilities in Harbin and is responsible for producing the finished product medicine in accordance with the requirements of good manufacturing practices, filing all applications and obtaining all approvals from the HFDA. Yew Pharmaceutical is also the exclusive distributor of this TCM, Zi Shan. Under the Development Agreement, Yew Pharmaceutical pays us RMB 1,000,000 per ton of raw material. This amount is below the current market rate of approximately RMB 1,100,000 per ton of raw material. Given the 10-year term of the Development Agreement and our belief that the fair market value for yew raw material will continue to rise, the difference between fair market value and the contractually-set price at which we sell yew raw material to Yew Pharmaceutical is expected to increase, especially in later years of the term of the Development Agreement. As the purchaser of raw material for the production of TCM, Yew Pharmaceutical is also the primary customer in our TCM raw materials segment and a major customer of the Company as a whole. Yew Pharmaceutical is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

Under a Technology Development Service Agreement dated January 1, 2010 between us and Kairun, (the “Technology Agreement”), Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees we grow and cultivate. For these services, we have agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by us. We retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without our prior written consent.

The initial term of the Technology Agreement was two years. Kairun informed us that it is taking longer than originally expected to develop the technologies and conduct the tests under the Technology Agreement. Accordingly, in February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

The principal executive offices of YBP are located at 294 Powerbilt Avenue, Las Vegas, Nevada, a property owned by the Company’s President, Zhiguo Wang, which he provides rent-free to the Company. However, we pay utilities, property insurance, real estate tax, association dues and certain other expenses on the property to third parties, which, in 2012, aggregated approximately $11,024, which we believe approximates the fair market value of rent that we would have paid for similar office space.

HDS leases office space in Xiangfang District, Harbin from the Company’s President, Zhiguo Wang, under a 15-year lease commencing January 1, 2010 and expiring December 31, 2025. We pay rent in the amount of RMB 15,000 per year. We believe that the rent is at or below market for the space we are occupying.

HDS occupies approximately 40 square meters of usable retail space in the Nangang District of Harbin from Guifang Qi, a director of the Company and the wife of Zhiguo Wang. Pursuant to a Lease Contract dated December 3, 2008, the premises were provided rent-free for the first year of the three-year lease. Beginning December 3, 2009, we paid rent in the amount of RMB 12,000 per year for the second and third years of the lease term. We entered into the current lease on this property on November 15, 2011. The term of the new three-year lease is from December 1, 2011 through December 1, 2014. We pay rent in the amount of RMB 1,300 per month (RMB 15,600 per year), payable annually on or before May 30 of each year of the term. We believe that the rent is at or below market for the space we are occupying. We closed the store in December 2012, although we continue to lease the facility to exhibit and warehouse our finished products.

On July 1, 2012, our wholly-owned subsidiary Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”) entered into a lease for office space (the “JSJ Lease”) with Zhiguo Wang, as lessor. Pursuant to the JSJ Lease, JSJ leases approximately 30 square meters of office space from Mr. Wang in Harbin, in the same premises used by HDS for its office space. Rent under the JSJ Lease is RMB 10,000 annually for a term of three years, expiring on June 30, 2015. JSJ prepaid rent to Mr. Wang in the amount of RMB 20,000 on July 1, 2012. We believe that the rent is at or below market for the space we are occupying.

Under an agreement dated March 25, 2005 with ZTC (the “ZTC Lease”), we lease 361 mu (approximately 60 acres) of land in Lalin Town, Wuchang City, Heilongjiang Province, for nursery land used to cultivate yew stock. This agreement is for a term of 30 years expiring on March 24, 2035. Under this agreement, we pay RMB 162,450 per year, with a lump sum payment of RMB 812,250 representing the first five years of the lease on or before December 31, 2010. We made a payment in the amount of RMB 1,000,000 in March 2012. Thereafter, we are required to pay each next five years’ rent in advance. Mr. Wang and Madame Qi own approximately 39.4% and 30.7%, respectively, of ZTC.

During 2012, we prepaid approximately $61,037 in rent to related parties pursuant to the JSJ Lease and the ZTC Lease.

Prior to January 1, 2011, ZTC was also the major supplier of yew seedlings that we purchased for cultivation in our business. We do not plan on making significant purchases from ZTC in the future.

We have received advanced from, and in the past we have provided advances to, certain of our directors, officers and/or related parties, as follows:

	Due to related parties
Name of related party	December 31, 2012	December 31, 2011
Zhiguo Wang	$45,976	$31,357
Yew Pharmaceutical	—	62,847
Madame Qi	1,900	—
ZTC	—	172,284
Total	$47,876	$266,488

These advances are unsecured and payable on demand.

The original structuring of the Company and the second restructure of the Company that we implemented in 2010 (the “Second Restructure”) involved transactions between the Company and Zhiguo Wang, Guifang Qi and Xingming Han (collectively, the “HDS Shareholders”), who are also all of our directors and three of our executive officers. These transactions were not negotiated at arm’s length. While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets in that the stock of HDS was transferred from a wholly-owned subsidiary, JSJ, to the HDS Shareholders. However, because the Company was not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement to its shareholders in connection with such approval. The Company sought and obtained shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith at the Special Meeting on December 13, 2012.

The terms of the Founders’ Options have not been determined as a result of arm’s-length negotiations. The Board, which consists of the same persons who are the HDS Shareholders and the grantees of the Founders’ Options, sought and obtained shareholder approval of the issuance of the Founders’ Options at the Special Meeting on December 13, 2012.

None of our directors is independent at this time.

SHAREHOLDER PROPOSALS

From time to time shareholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2014 annual meeting of shareholders, proposals must be received by us no later than January 1, 2014.

ANNUAL REPORT ON FORM 10-K

We filed our 2012 10-K with the SEC on April 11, 2013. A copy of our 2012 Annual Report, which incorporates the 2012 10-K without exhibits, has been mailed to all shareholders along with this proxy statement who receive proxy materials by mail, and is available to all shareholders at http://www.materials.proxyvote.com/98584C, Shareholders may obtain additional copies of the 2012 Annual Report and/or the 2012 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at our principal executive offices at 294 Powerbilt Avenue, Las Vegas, Nevada 89148. Copies of the 2012 10-K may also be obtained from our website at http://www.yewchina.com/Listing/UpFile/extf10k2012_yewbiopharm.htm.htm.

OTHER MATTERS

Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth herein and in the Meeting Notice accompanying this proxy statement. If a shareholder vote is necessary to transact any other business at the 2013 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO VOTE PROMPTLY IN ADVANCE OF THE 2013 ANNUAL MEETING BY ONE OF THE FOLLOWING THREE METHODS:

•	vote by mail by returning the proxy card marked, signed and dated to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•	vote by Internet at www.proxyvote.com; or
•	vote by phone (toll-free in the United States) by dialing 1-800-690-6903.

 Shareholders who are present in person or via the Internet at the 2013 Annual Meeting may revoke their proxies and vote in person, on the Internet or, if they prefer, may abstain from voting in person or on the Internet and allow their proxies to be voted.

By Order of the Board of Directors,

Zhiguo Wang
Chairman

Las Vegas, Nevada
April 30, 2013

YEW BIO-PHARM GROUP, INC.
294 POWERBIT AVE.
LAS VEGAS, NV 89148

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YEW2013**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M60277-P39909 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

YEW BIO-PHARM GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Instructions: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Zhiguo Wang
02) Guifang Qi
03) Xingming Han

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of MaloneBailey, LLP as independent auditor of the Company for the 2013 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date